Exhibit 5.1

Stikeman Elliott LLP      Barristers & Solicitors

Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C., Canada    V6C 2X8

Tel: (604) 631-1300    Fax: (604) 681-1825    www.stikeman.com

March 3, 2017

File No.: 131346.1001

XBiotech Inc.
8201 E. Riverside Drive

Building 4, Suite 100

Austin, Texas

USA 78744

Dear Sirs/Mesdames:

Re:          Registered Direct Offering of Common Shares of XBiotech Inc.

We have acted as Canadian counsel to XBiotech Inc. (the "Company"), a British Columbia company, in connection with those certain subscription agreements dated March 3, 2017 (the "Subscription Agreements") by and between the Company and the investors identified in the Subscription Agreements (the "Subscribers"), providing for the issuance and sale (the "Offering") by the Company of up to an aggregate of 6,768,248 common shares in the capital of the Company (the "Shares"), no par value per Share, to the Subscribers. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Subscription Agreements.

For the purposes of this opinion, we have also examined and relied upon originals or copies of the following documents (collectively, the "Corporate Documents"):

(a)	certificate of good standing provided by the Registrar of Companies of British Columbia with respect to the Company (the "Certificate of Good Standing");

(b)	certificate of an officer of the Company (the "Officer's Certificate");

(c)	the certificate of continuance (the "Certificate of Continuance"), notice of articles and articles of the Company attached to the Officer's Certificate; and

(d)	certain resolutions of the Company's directors attached to the Officer's Certificate.

We have relied on the Corporate Documents as to the matters provided for in them, without independent investigation, for purposes of providing our opinions expressed below. In the case of our opinion in paragraph 1, we have relied exclusively on the Certificate of Continuance and the Certificate of Good Standing.

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In examining all documents and in providing our opinions below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of the date hereof;

(e)	all facts set forth in the certificates supplied by the respective officers and directors of the Company including, without limitation, the Officer's Certificates, are complete, true and accurate as of the date hereof; and

(f)	prior to the issuance and delivery of the Shares, the Company will receive the full consideration in respect of such Shares.

Our opinion below is expressed only with respect to the laws of the province of British Columbia and of the laws of Canada applicable therein in effect on the date of this opinion (the "Applicable Law"). We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee, any Subscriber or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee, any Subscriber or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Based on the above, and subject to the qualifications below, we are of the opinion that:

1.	The Company is a corporation continued and validly existing under the laws of British Columbia and is in good standing with respect to the filing of annual reports.

2.	The Company has all corporate power and authority necessary to own, lease, operate or hold its properties and conduct the businesses in which it is engaged.

3.	The execution and delivery (to the extent delivery is a matter of Applicable Law) by the Company of, and the performance by the Company of its obligations under, the Subscription Agreements have been duly authorized by all necessary corporate action on the part of the Company.

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4.	The Shares, when issued and delivered by the Company in accordance with the terms of the Subscription Agreements against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

5.	The issuance and sale of the Shares by the Company is not subject to preemptive or other similar rights arising under the articles of the Company or Applicable Law.

6.	The execution, delivery (to the extent delivery is a matter of Applicable Law) and performance of the Subscription Agreements by the Company and the transactions contemplated thereby do not conflict with, or result in any breach of, or constitute a default under (nor constitute an event that with notice, lapse of time or both would constitute a breach of or default under): (i) the articles of the Company; or (ii) any Applicable Law.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

"Stikeman Elliott LLP"